EXHIBIT 99.1

Jos. A. Bank Confirms Receipt of Unsolicited Acquisition Proposal by Men's Wearhouse

HAMPSTEAD, Md., Nov. 26, 2013 (GLOBE NEWSWIRE) -- Jos. A. Bank Clothiers, Inc. (Nasdaq:JOSB) (the "Company") today confirmed that it has received an unsolicited, non-binding acquisition proposal from The Men's Wearhouse, Inc. (NYSE:MW). The Company said its Board of Directors, with the assistance of its financial and legal advisors, would evaluate the proposal and respond in due course.

About Jos. A. Bank

Jos. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 629 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the NASDAQ under the symbol "JOSB."

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements that are based on currently available information and current expectations, estimates and projections about Jos. A. Bank Clothiers, Inc.'s business. The forward looking statements include assumptions about our operations, such as cost controls, market conditions, liquidity and financial condition. Risks and uncertainties that may affect our business or future financial results include, among others, risks associated with the economy, weather, public health and other factors affecting consumer spending (including negative changes to consumer confidence and other recessionary pressures), higher energy and security costs, the successful implementation of our growth strategy (including our ability to finance our expansion plans), the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials (such as wool and cotton), seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs (including compliance with relevant legal requirements), the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal and regulatory matters and other competitive factors. Additional factors that could cause future results or events to differ from those we expect are those risks discussed under Item 1A, "Risk Factors," in Jos. A. Bank's Annual Report on Form 10-K for the fiscal year ended February 2, 2013, Jos. A. Bank's Quarterly Report on Form 10-Q for the quarter ended May 4, 2013, Jos. A. Bank's Quarterly Report on Form 10-Q for the quarter ended August 3, 2013, and other reports filed by Jos. A. Bank with the Securities and Exchange Commission (SEC). Please read the "Risk Factors" and other cautionary statements contained in these filings. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise. As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and our financial condition and results of operations could be materially adversely affected.

CONTACT: For Jos. A. Bank - Media:
         Thomas Davies/Molly Morse
         Kekst and Company
         212-521-4873/212-521-4826
         thomas-davies@kekst.com
         molly-morse@kekst.com

         For Jos. A. Bank - Investment Community:
         David E. Ullman
         EVP/CFO
         410-239-5715